EX-5.1 OTHERDOC
          6
          transpire801sb2ex51.txt
             OPINION OF MICHAEL S. KROME, P.C.


                                                          Document is copied.
Exhibit 5.1


                             MICHAEL S. KROME, P.C.
                                  8 Teak Court
                           Lake Grove, New York 11755



                                                      August 22, 2001


The Board of Directors
Transpire Communications, Inc.
1545 - 6th Street, Suite 101
Green Bay, WI., 54304


Gentlemen:

         You have requested my opinion as counsel for Transpire Communications, Inc., a Nevada corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), and the Rules and regulations promulgated thereunder, of an aggregate of 3,896,200 shares (the "Shares") of the Company's common stock, par value $0.00001 per share (the "Common Stock"), pursuant to a Registration Statement on Form SB-2 (the "Registration Statement").

         For purposes of this opinion, I have examined the Registration Statement filed with the Securities and Exchange Commission on or about the date hereof, including the prospectus which is a part thereof (the "Prospectus") and the exhibits thereto. I have also been furnished with and have examined originals or copies, certified or otherwise identified to my satisfaction, of all such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as I have deemed it necessary to require as a basis for the opinions hereafter expressed. As to questions of fact material to such opinions, I have, where relevant facts were not independently established, relied upon certifications by principal officers of the Company. I have made such further legal and actual examination and investigation as I deem necessary for purposes of rendering the following opinions.

         In my examination I have assumed the genuineness of all signatures, the legal capacity of natural persons, the correctness of facts set forth in certificates, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such copies. I have also assumed that such documents have each been duly authorized, properly executed and delivered by each of the parties thereto other than the Company.

         I am a member of the bar of the State of New York. My opinions below are limited to the laws of the State of New York, the General Corporation Law of the State of Nevada and the federal securities laws of the United States.

         Based on the foregoing, it is my opinion that

         1. The Corporation is a duly organized and validly existing corporation under the laws of the State of Nevada, with corporate power to conduct the business it conducts as described in the Registration Statement;

         2. The Corporation has an authorized capitalization as set forth in the Registration Statement;

         3. The Common Stock has been duly and validly authorized and created and, subject to payment therefore pursuant to the terms described in the Registration Statement and Subscription Agreements referred to in the Registration Statement, will be duly and validly issued as fully paid and non-assessable shares of Common Stock; and

         I consent to the filing of this opinion as an exhibit to the Registration Statement and consent to the use of my name under the caption "Legal Matters" in the Prospectus.

Sincerely,


/s/ Michael S. Krome, Esq.